Exhibit 99.1

Contact:

Eric Slusser, Chief Financial Officer

Ben Bier, Vice President, Investor Relations

(314) 810-3115

investor.relations@express-scripts.com

Express Scripts Announces 2016 Second Quarter Results;

Narrows 2016 Full-Year Adjusted Diluted EPS Guidance Range; Raises Mid-Point;

Provides 2016 Third Quarter Guidance

ST. LOUIS, July 25, 2016 — Express Scripts Holding Company (Nasdaq: ESRX) announced 2016 second quarter net income of $720.7 million, or $1.13 per diluted share. 2016 second quarter adjusted earnings per diluted share, as detailed in Table 4, was $1.57.1

“As the healthcare industry changes, a primary need of payers and patients remains the same: access to affordable medicine,” said Tim Wentworth, CEO and President. “An increase in our expected 2017 retention rate to a range of 96% to 98% is a direct result of our unique business model of client alignment, the industry’s most focused and innovative solutions, and a compassionate culture of caring employees.”

Second Quarter 2016 Review

The following compares second quarter 2016 and 2015 operating results:

•	Adjusted claims of 315.3 million, down 2% – See Table 1

•	Net income of $720.7 million, up 20%

•	Diluted earnings per share of $1.13, up 28%

•	EBITDA of $1,798.1 million, flat from 2015 adjusted EBITDA – See Table 3

•	EBITDA per adjusted claim of $5.70, up 2% from 2015 adjusted EBITDA per adjusted claim – See Table 3

•	Adjusted net income of $998.7 million, up 2% – See Tables 5 and 5A

•	Adjusted diluted earnings per share of $1.57, up 9% - See Table 4

•	Net cash flow provided by operating activities of $438.9 million, down 51%

As expected, revenue and operating income of $106.6 million related to a large client contract was realized in the second quarter of 2016 compared to $141.7 million in the second quarter of 2015 due to the structure of the contract.

[1]	All net income, earnings per share, EBITDA, adjusted EBITDA, EBITDA per adjusted claim, adjusted EBITDA per adjusted claim, adjusted net income and adjusted earnings per share amounts are presented as attributable to Express Scripts, excluding non-controlling interest representing the share allocated to members of our consolidated affiliates.

In July 2016, the Company issued senior notes consisting of: $1,000.0 million aggregate principal amount of 3.000% senior notes due July 2023, $1,500.0 million aggregate principal amount of 3.400% senior notes due March 2027 and $1,500.0 million aggregate principal amount of 4.800% senior notes due July 2046. The Company used a portion of the net proceeds to repay a portion of its 2015 two-year term loan, to complete a tender offer for its 2.650% senior notes due 2017 and to complete a tender offer for a portion of each of the 7.125% senior notes due 2018 issued by Medco Health Solutions, Inc., the 7.250% senior notes due 2019 issued by Express Scripts, Inc. and the Company’s 6.125% senior notes due 2041. Total cash payments related to the above, excluding accrued interest, were $3,519.3 million, which included $132.0 million of repayment costs. During the remainder of the third quarter, the Company intends to use the remaining net proceeds to redeem the remaining aggregate principal amount of 2.650% senior notes due 2017, to complete the final settlement for the tender offer of the 7.125% senior notes due 2018 and for general corporate purposes.

2016 Guidance

The Company narrowed 2016 adjusted earnings per diluted share guidance from a range of $6.31 to $6.43 to a range of $6.33 to $6.43, which raises the mid-point from $6.37 to $6.38. The increased adjusted earnings per diluted share guidance range represents growth of 14% to 16% over 2015. Additional details on this guidance can be found in Table 6 including items excluded from this range.

The following table compares the current 2016 guidance to previous 2016 guidance:

(in millions, except per share data)		Table 6 2016 Current Range	Table 6 2016 Previous Range
Total adjusted claims	Table 1	1,260 to 1,290	1,255 to 1,295
Adjusted SG&A	Table 2	$1,905 to $1,985	$1,905 to $1,985
EBITDA	Table 3	$7,230 to $7,430	$7,230 to $7,430
Diluted weighted average shares		632 to 640	635 to 645
Adjusted diluted earnings per share	Table 4	$6.33 to $6.43	$6.31 to $6.43

The Company expects the following for the third quarter of 2016:

(in millions, except per share data)		Table 6 Estimated Quarter Ending September 30, 2016	Year-Over-Year Change
Total adjusted claims	Table 1	311 to 321	(5%) to (2%)
Adjusted diluted earnings per share	Table 4	$1.72 to $1.76	19% to 21%

2016 Business Outlook

The Company is increasing its expected 2017 retention rate for the 2016 selling season to a range of 96% - 98%, excluding the impact of the remaining Coventry business rolling off in 2017, representing approximately 1% of claims.

About Express Scripts

Express Scripts puts medicine within reach of tens of millions of people by aligning with plan sponsors, taking bold action and delivering patient-centered care to make better health more affordable and accessible.

Headquartered in St. Louis, Express Scripts provides integrated pharmacy benefit management services, including network-pharmacy claims processing, home delivery pharmacy care, specialty pharmacy care, specialty benefit management, benefit-design consultation, drug utilization review, formulary management, and medical and drug data analysis services. Express Scripts also distributes a full range of biopharmaceutical products and provides extensive cost-management and patient-care services.

For more information, visit Lab.Express-Scripts.com or follow @ExpressScripts on Twitter.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements, including, but not limited to, our 2016 guidance and our statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ materially from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements can be found in Management’s Discussion and Analysis of Financial Condition and Results of Operations and Item 1A – “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on February 16, 2016. A copy of this document can be found at the Investor Information section of Express Scripts’ web site at http://www.express-scripts.com/corporate.

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

EXPRESS SCRIPTS HOLDING COMPANY

Unaudited Consolidated Statement of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share data)	2016	2015	2016	2015
Revenues(*)	$25,222.3	$25,454.2	$50,014.1	$50,353.8
Cost of revenues (*)	23,061.1	23,323.0	46,005.9	46,388.6

Gross profit	2,161.2	2,131.2	4,008.2	3,965.2
Selling, general and administrative	904.9	998.5	1,811.1	2,005.9

Operating income	1,256.3	1,132.7	2,197.1	1,959.3

Other (expense) income:
Interest income and other	10.3	6.0	19.1	11.3
Interest expense and other	(136.8)	(132.3)	(275.4)	(248.7)

	(126.5)	(126.3)	(256.3)	(237.4)

Income before income taxes	1,129.8	1,006.4	1,940.8	1,721.9
Provision for income taxes	402.7	400.3	681.5	668.7

Net income	727.1	606.1	1,259.3	1,053.2
Less: Net income attributable to non-controlling interest	6.4	6.0	12.5	12.0

Net income attributable to Express Scripts	$720.7	$600.1	$1,246.8	$1,041.2

Weighted-average number of common shares outstanding during the period:
Basic	631.3	675.4	638.1	701.7
Diluted	635.7	681.4	642.7	708.3

Earnings per share attributable to Express Scripts:
Basic	$1.14	$0.89	$1.95	$1.48
Diluted	$1.13	$0.88	$1.94	$1.47

(*)	Includes retail pharmacy co-payments of $2,136.4 million and $2,322.4 million for the three months ended June 30, 2016 and 2015, respectively, and $4,677.4 million and $4,956.7 million for the six months ended June 30, 2016 and 2015, respectively.

EXPRESS SCRIPTS HOLDING COMPANY

Unaudited Consolidated Balance Sheet

	June 30,	December 31,
(in millions)	2016	2015
Assets
Current assets:
Cash and cash equivalents	$1,324.4	$3,186.3
Receivables, net	7,373.6	6,721.3
Inventories	1,715.7	2,023.1
Prepaid expenses and other current assets	200.8	128.8

Total current assets	10,614.5	12,059.5
Property and equipment, net	1,249.1	1,291.3
Goodwill	29,278.6	29,277.3
Other intangible assets, net	9,562.8	10,469.7
Other assets	153.6	145.5

Total assets	$50,858.6	$53,243.3

Liabilities and stockholders’ equity
Current liabilities:
Claims and rebates payable	$8,635.9	$9,397.7
Accounts payable	4,197.3	3,451.8
Accrued expenses	2,162.4	2,659.4
Current maturities of long-term debt	4,140.9	1,646.4

Total current liabilities	19,136.5	17,155.3
Long-term debt	11,842.6	13,946.3
Deferred taxes	3,857.1	4,069.8
Other liabilities	611.6	691.4

Total liabilities	35,447.8	35,862.8

Stockholders’ equity:
Preferred stock, 15.0 shares authorized, $0.01 par value per share; no shares issued and outstanding	—	—
Common stock, 2,985.0 shares authorized, $0.01 par value; shares issued: 856.4 and 854.5, respectively; shares outstanding: 630.2 and 676.9, respectively	8.6	8.5
Additional paid-in capital	22,567.2	22,204.7
Accumulated other comprehensive loss	(7.9)	(14.0)
Retained earnings	9,643.6	8,396.8

	32,211.5	30,596.0

Common stock in treasury at cost, 226.2 and 177.6 shares, respectively	(16,808.4)	(13,223.2)

Total Express Scripts stockholders’ equity	15,403.1	17,372.8

Non-controlling interest	7.7	7.7

Total stockholders’ equity	15,410.8	17,380.5

Total liabilities and stockholders’ equity	$50,858.6	$53,243.3

EXPRESS SCRIPTS HOLDING COMPANY

Unaudited Consolidated Statement of Cash Flows

	Six Months Ended June 30,
(in millions)	2016	2015
Cash flows from operating activities:
Net income	$1,259.3	$1,053.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,073.5	1,144.9
Deferred income taxes	(212.3)	(194.0)
Employee stock-based compensation expense	54.7	54.4
Other, net	(4.5)	(40.0)
Changes in operating assets and liabilities:
Accounts receivable	(670.6)	(544.9)
Inventories	307.4	463.1
Other current and noncurrent assets	(74.5)	(123.8)
Claims and rebates payable	(761.8)	(274.6)
Accounts payable	751.1	207.9
Accrued expenses	(452.6)	(600.5)
Other current and noncurrent liabilities	(79.6)	35.6

Net cash flows provided by operating activities	1,190.1	1,181.3

Cash flows from investing activities:
Purchases of property and equipment	(158.5)	(107.1)
Other, net	(3.4)	2.2

Net cash used in investing activities	(161.9)	(104.9)

Cash flows from financing activities:
Treasury stock acquired	(3,320.2)	(5,500.0)
Proceeds from long-term debt, net of discounts	1,991.0	5,500.0
Repayment of long-term debt	(1,575.0)	(2,315.8)
Net proceeds from employee stock plans	35.9	129.5
Excess tax benefit relating to employee stock-based compensation	9.7	48.3
Other, net	(35.4)	(47.7)

Net cash used in financing activities	(2,894.0)	(2,185.7)

Effect of foreign currency translation adjustment	3.9	(2.3)

Net decrease in cash and cash equivalents	(1,861.9)	(1,111.6)
Cash and cash equivalents at beginning of period	3,186.3	1,832.6

Cash and cash equivalents at end of period	$1,324.4	$721.0

Table 1

Express Scripts Holding Company Unaudited Consolidated Selected Information

(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Claims Volume
Network	221.2	228.2	447.3	447.3
Home delivery and specialty(1)	29.5	30.2	59.8	60.4

Total claims	250.7	258.4	507.1	507.7

Adjusted network	229.4	232.9	464.1	452.0
Adjusted home delivery and specialty(1)	85.9	88.3	174.7	176.8

Total adjusted claims(2)	315.3	321.2	638.8	628.8

Depreciation and Amortization (D&A):
Revenue amortization(3)	$55.4	$23.8	$89.7	$47.6
Cost of revenues depreciation	29.1	29.8	58.0	76.5
Selling, general and administrative depreciation	55.4	125.7	108.5	202.9
Selling, general and administrative amortization(3)	408.3	408.9	817.3	817.9

Total D&A	$548.2	$588.2	$1,073.5	$1,144.9

Generic Fill Rate*
Network	86.3%	85.5%	86.1%	85.3%
Home delivery	80.9%	79.6%	80.3%	79.2%
Overall	85.6%	84.7%	85.4%	84.5%

Note: See Appendix for Footnotes

*	The home delivery generic fill rate is currently lower than the network generic fill rate as fewer generic substitutions are available among maintenance medications (e.g. therapies for chronic conditions) commonly dispensed from home delivery pharmacies compared to acute medications which are primarily dispensed by pharmacies in our retail networks.

Table 2

Express Scripts Holding Company Unaudited Adjusted Gross Profit and Adjusted SG&A Reconciliation

Provided below are reconciliations of Adjusted gross profit and Adjusted selling, general and administrative expenses, which are non-GAAP measures, to Gross profit and Selling, general and administrative expenses, respectively, which are their most directly comparable measures calculated in accordance with U.S. GAAP.

(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Gross profit, as reported	$2,161.2	$2,131.2	$4,008.2	$3,965.2
Amortization of intangible assets (3)	55.4	23.8	89.7	47.6
Transaction and integration costs (4)	—	40.7	—	95.4

Adjusted gross profit	$2,216.6	$2,195.7	$4,097.9	$4,108.2

Selling, general and administrative, as reported	$904.9	$998.5	$1,811.1	$2,005.9
Amortization of intangible assets (3)	408.3	408.9	817.3	817.9
Transaction and integration costs (4)	—	88.1	—	129.0
Legal settlement (5)	—	—	—	60.0

Adjusted selling, general and administrative	$496.6	$501.5	$993.8	$999.0

Note: See Appendix for Footnotes

The Company is providing adjusted gross profit and adjusted selling, general and administrative expenses excluding the impact of transaction, integration and certain other costs and amortization of intangible assets (which are non-GAAP financial measures) in order to compare the underlying financial performance to prior periods.

Table 3

Express Scripts Holding Company Unaudited EBITDA and Adjusted EBITDA Reconciliation

(in millions, except per claim data)

Provided below is a reconciliation of EBITDA and Adjusted EBITDA attributable to Express Scripts to net income attributable to Express Scripts. The Company believes net income is the most directly comparable measure under U.S. GAAP.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net income attributable to Express Scripts, as reported	$720.7	$600.1	$1,246.8	$1,041.2
Provision for income taxes (7)	402.7	400.3	681.5	668.7
Depreciation and amortization (3)*	548.2	588.2	1,073.5	1,144.9
Other expense, net	126.5	126.3	256.3	237.4

EBITDA attributable to Express Scripts, as reported	1,798.1	1,714.9	3,258.1	3,092.2
Adjustments to EBITDA
Transaction and integration costs (4)*	—	79.6	—	154.4
Legal settlement (5)	—	—	—	60.0

EBITDA/Adjusted EBITDA attributable to Express Scripts	$1,798.1	$1,794.5	$3,258.1	$3,306.6

Total adjusted claims(2)	315.3	321.2	638.8	628.8

EBITDA/Adjusted EBITDA attributable to Express Scripts, per adjusted claim	$5.70	$5.59	$5.10	$5.26

Note: See Appendix for Footnotes

The Company is providing EBITDA and adjusted EBITDA excluding the impact of certain charges (both of which are non-GAAP financial measures) in order to compare the underlying financial performance to prior periods.

EBITDA attributable to Express Scripts is net income before provision for income taxes, depreciation and amortization and other expense. EBITDA attributable to Express Scripts is presented because it is a widely accepted indicator of a company’s ability to service indebtedness and is frequently used to evaluate a company’s performance. EBITDA attributable to Express Scripts, however, should not be considered as an alternative to net income, as a measure of operating performance, as an alternative to cash flow, as a measure of liquidity or as a substitute for any other measure computed in accordance with accounting principles generally accepted in the United States. In addition, our definition and calculation of EBITDA attributable to Express Scripts may not be comparable to that used by other companies.

Adjusted EBITDA attributable to Express Scripts is a supplemental measurement used by analysts and investors to help evaluate overall operating performance. Adjusted EBITDA attributable to Express Scripts is calculated excluding transaction and integration costs recorded each year and a legal settlement as these charges are not considered an indicator of ongoing company performance.

EBITDA and Adjusted EBITDA attributable to Express Scripts per adjusted claim is calculated by dividing EBITDA and Adjusted EBITDA, as applicable, by the adjusted claim volume for the period. This measure is used as an indicator of EBITDA and Adjusted EBITDA, as applicable, attributable to Express Scripts performance on a per unit basis. EBITDA and Adjusted EBITDA, as applicable, attributable to Express Scripts, and, as a result, EBITDA and Adjusted EBITDA, as applicable, attributable to Express Scripts per adjusted claim, are each affected by the changes in claims volume between retail and home delivery and the relative representation of brand-name, generic and specialty pharmacy drugs, as well as the level of efficiency in the business.

*	Depreciation and amortization for the three and six months ended June 30, 2015 presented above includes $49.2 million and $70.0 million, respectively, of depreciation related to the integration of Medco Health Solutions, Inc. (“Medco”) which is not included in transaction and integration costs.

Table 4

Express Scripts Holding Company Unaudited Adjusted Diluted EPS Reconciliation

Provided below is a reconciliation of Adjusted diluted EPS attributable to Express Scripts, which is a non-GAAP measure, to Diluted

EPS attributable to Express Scripts, which is its most directly comparable measure calculated in accordance with U.S. GAAP.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(per diluted share)
Diluted EPS attributable to Express Scripts, as reported	$1.13	$0.88	$1.94	$1.47

Excluding items indicated:
Transaction and integration costs (4)	—	0.12	—	0.20
Legal settlement (5)	—	—	—	0.05
Debt redemption costs (6)	—	0.01	0.01	0.01
Discrete tax items (7)	(0.02)	0.04	(0.05)	0.04
Amortization of intangible assets (3)	0.46	0.39	0.89	0.76

Diluted EPS attributable to Express Scripts, adjusted	$1.57	$1.44	$2.79	$2.53

Note: See Appendix for Footnotes

The Company is providing diluted EPS attributable to Express Scripts and adjusted diluted EPS attributable to Express Scripts excluding the impact of transaction, integration and certain other costs and amortization of intangible assets (which are non-GAAP financial measures) in order to compare the underlying financial performance to prior periods.

Table 5

Express Scripts Holding Company Unaudited Adjusted Net Income and Adjusted Effective Income Tax Rate Reconciliation

Provided below are reconciliations of Income before income taxes attributable to Express Scripts, as adjusted, and Adjusted net income attributable to Express Scripts, which are non-GAAP measures, to Income before income taxes, which is the most directly comparable measure calculated in accordance with U.S. GAAP.

(in millions)

	Three Months Ended June 30, 2016			Six Months Ended June 30, 2016
	Income before income taxes	Provision for income taxes	Effective income tax rate	Income before income taxes	Provision for income taxes	Effective income tax rate
Income before income taxes, as reported	$1,129.8	$402.7		$1,940.8	$681.5
Net income attributable to non-controlling interest	(6.4)	—		(12.5)	—

Income before income taxes attributable to Express Scripts	1,123.4	402.7	35.8%	1,928.3	681.5	35.3%
Excluding items indicated:
Debt redemption costs (6)	—	—		9.7	3.6
Discrete tax items(7)	—	13.8		—	33.5
Amortization of intangible assets(3)	463.7	171.9		907.0	336.3

Income before income taxes attributable to Express Scripts, as adjusted	$1,587.1	$588.4	37.1%	$2,845.0	$1,054.9	37.1%

Adjusted net income attributable to Express Scripts*	$998.7			$1,790.1

Note: See Appendix for Footnotes

The Company is providing adjusted net income attributable to Express Scripts, net of tax and adjusted effective income tax rate attributable to Express Scripts excluding the impact of certain costs and amortization of intangible assets (which are non-GAAP financial measures) in order to compare the underlying financial performance to prior periods.

*	Adjusted net income attributable to Express Scripts is income before income taxes attributable to Express Scripts, as adjusted, excluding provision for income taxes of $588.4 million and $1,054.9 million for the three and six months ended June 30, 2016, respectively.

Table 5A

Express Scripts Holding Company Unaudited Adjusted Net Income and Adjusted Effective Income Tax Rate Reconciliation

Provided below are reconciliations of Income before income taxes attributable to Express Scripts, as adjusted, and Adjusted net income attributable to Express Scripts, which are non-GAAP measures, to Income before income taxes, which is the most directly comparable measure calculated in accordance with U.S. GAAP.

(in millions)

	Three Months Ended June 30, 2015			Six Months Ended June 30, 2015
	Income before income taxes	Provision for income taxes	Effective income tax rate	Income before income taxes	Provision for income taxes	Effective income tax rate
Income before income taxes, as reported	$1,006.4	$400.3		$1,721.9	$668.7
Net income attributable to non-controlling interest	(6.0)	—		(12.0)	—

Income before income taxes attributable to Express Scripts	1,000.4	400.3	40.0%	1,709.9	668.7	39.1%
Excluding items indicated:
Transaction and integration costs(4)	128.8	48.5		224.4	84.4
Legal Settlement(5)	—	—		60.0	22.5
Debt redemption costs (6)	9.2	3.5		9.2	3.5
Discrete tax items(7)	—	(23.4)		—	(25.7)
Amortization of intangible assets(3)	432.7	163.1		865.5	325.4

Income before income taxes attributable to Express Scripts, as adjusted	$1,571.1	$592.0	37.7%	$2,869.0	$1,078.8	37.6%

Adjusted net income attributable to Express Scripts	$979.1			$1,790.2

Note: See Appendix for Footnotes

The Company is providing adjusted net income attributable to Express Scripts, net of tax and adjusted effective income tax rate attributable to Express Scripts excluding the impact of transaction, integration and certain other costs and amortization of intangible assets (which are non-GAAP financial measures) in order to compare the underlying financial performance to prior periods.

*	Adjusted net income attributable to Express Scripts is income before income taxes attributable to Express Scripts, as adjusted, excluding provision for income taxes of $592.0 million and $1,078.8 million for the three and six months ended June 30, 2015, respectively.

Table 6

Express Scripts Holding Company Unaudited 2016 Guidance Information

	Estimated Year Ending December 31, 2016	Estimated Year Ending December 31, 2016
(in millions, except per share and per claim data)	Current Guidance	Previous Guidance
Diluted EPS attributable to Express Scripts*	$4.45 to $4.55	$4.53 to $4.61
Year over year growth	25%-28%	27%-29%
Adjusted Diluted EPS attributable to Express Scripts**	$6.33 to $6.43	$6.31 to $6.43
Year over year growth	14%-16%	14%-16%
Total adjusted claims	1,260 to 1,290	1,255 to 1,295
Selling, general and administrative	$3,520 to $3,640	$3,520 to $3,640
Adjusted selling, general and administrative***	$1,905 to $1,985	$1,905 to $1,985
Operating income	$5,135 to $5,250	$5,135 to $5,250
EBITDA attributable to Express Scripts****	$7,230 to $7,430	$7,230 to $7,430
Diluted weighted average shares outstanding during the period	632 to 640	635 to 645
Net cash flow provided by operating activities	$4,600 to $5,100	$4,600 to $5,100

Estimated Three Months Ending September 30, 2016
(in millions, except per share and per claim data)	Current Guidance
Diluted EPS attributable to Express Scripts*	$1.14 to $1.18
Year over year growth	18%-22%
Adjusted Diluted EPS attributable to Express Scripts**	$1.72 to $1.76
Year over year growth	19%-21%
Total adjusted claims	311 to 321

*	Diluted EPS attributable to Express Scripts excludes the impact of future discrete tax items and certain other income and expenses associated with the operation of our business, which cannot be forecast without unreasonable effort. When the Company reports results of operations for subsequent periods, Diluted EPS attributable to Express Scripts is expected to be revised to reflect the impact of realized discrete tax items and such other realized income and expenses, which are not included in current guidance. Estimated 2016 Diluted EPS attributable to Express Scripts was revised upward to reflect the impact from discrete tax benefits of $0.05 and downward to reflect the impact from debt redemption costs of $0.01 realized during the six months ended June 30, 2016, respectively, neither of which was included in the Company’s previous guidance (See Table 4).
**	The Company is unable to reasonably estimate the GAAP items not included in adjusted diluted EPS attributable to Express Scripts and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of reconciling items, including discrete tax items, that would impact diluted earnings per share, the most directly comparable forward-looking GAAP financial measure, and accordingly, the Company is unable to provide the probable significance of the unavailable information. Estimated 2016 Adjusted Diluted EPS attributable to Express Scripts excludes amortization of intangible assets per diluted share in the range of approximately $1.80 and approximately $0.12 of costs related to the early redemption of senior notes in July of 2016, including repayment costs and write-off of discounts, premiums and deferred financing fees. Estimated three months ending September 30, 2016 Adjusted Diluted EPS attributable to Express Scripts excludes amortization of intangible assets per diluted share in the range of approximately $0.46 and approximately $0.12 of costs related to the early redemption of senior notes in July of 2016, including repayment costs and write-off of discounts, premiums and deferred financing fees.
***	Estimated 2016 Adjusted selling, general and administrative is selling, general and administrative as reported under GAAP, excluding amortization of intangible assets in the range of $1,615 million to $1,655 million.
****	The Company is unable to reasonably estimate the GAAP items not included in EBITDA attributable to Express Scripts and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of reconciling items, including discrete tax items, that would impact net income, the most directly comparable GAAP financial measure, and accordingly, the Company is unable to provide the probable significance of the unavailable information. As such, the Company is providing a reconciliation to Operating Income, which is the most directly comparable GAAP measure. Estimated 2016 EBITDA attributable to Express Scripts is estimated 2016 Operating Income excluding depreciation and amortization in the range of $300 million to $350 million, selling, general and administrative amortization of intangible assets in the range of $1,615 million to $1,655 million and revenue amortization of intangible assets of approximately $200 million and including net income attributable to non-controlling interest of $20 million to $25 million.

Appendix

Footnotes

(1)	Includes home delivery, specialty and other including: (a) drugs distributed through patient assistance programs, (b) drugs distributed to clients of other PBMs under limited distribution contracts with pharmaceutical manufacturers and (c) Freedom Fertility claims.
(2)	Total adjusted claims (a) includes an adjustment to certain network claims to reflect an approximate 30-day equivalent fill and (b) reflects home delivery claims multiplied by 3, as home delivery claims typically cover a time period 3 times longer than network claims.
(3)	Amortization of intangible assets includes the following items:

Amortization of legacy Express Scripts, Inc. (“ESI”) intangible assets include amounts in both revenues and selling, general and administrative expense.

Revenue amortization is related to the customer contract with Anthem which commenced upon closing of the NextRx acquisition in 2009. Amortization of intangibles that arises in connection with consideration given to a customer by a vendor is characterized as a reduction of revenues. Intangible amortization of $55.4 million ($34.8 million net of tax) and $23.8 million ($14.8 million net of tax) is included as a reduction to revenue for the three months ended June 30, 2016 and 2015, respectively. Intangible amortization of $89.7 million ($56.4 million net of tax) and $47.6 million ($29.7 million net of tax) is included as a reduction to revenue for the six months ended June 30, 2016 and 2015, respectively. The Company’s 10-year agreement with Anthem under which we provide pharmacy benefit management services to Anthem and its designated affiliates was previously amortized using a modified pattern of benefit method over an estimated useful life of 15 years. Beginning in March 2016, we began amortizing our agreement with Anthem over the remaining term of the contract (i.e. using a modified pattern of benefit over an estimated useful life of 10 years from the time the agreement was executed in 2009), which resulted in an additional $31.7 million of revenue amortization recognized for the three months ended June 30, 2016 and $42.2 million of revenue amortization recognized for the six months ended June 30, 2016.

Other legacy ESI intangible amortization of $9.5 million ($6.0 million net of tax) and $9.4 million ($5.9 million net of tax) for the three months ended June 30, 2016 and 2015, is included in selling, general and administrative expense. Other legacy ESI intangible amortization of $18.9 million ($11.9 million net of tax) and $18.8 million ($11.8 million net of tax) for the six months ended June 30, 2016 and 2015, is included in selling, general and administrative expense.

Amortization of intangible assets related to the acquisition of Medco of $398.8 million ($251.0 million net of tax) and $399.5 million ($248.9 million net of tax) for the three months ended June 30, 2016 and 2015, is included in selling, general and administrative expense, respectively. Amortization of intangible assets related to the acquisition of Medco of $798.4 million ($502.4 million net of tax) and $799.1 million ($498.6 million net of tax) for the six months ended June 30, 2016 and 2015, is included in selling, general and administrative expense, respectively.

Appendix

Footnotes

(4)	Transaction and integration costs include those costs directly related to the acquisition of Medco.

Costs of $40.7 million ($25.3 million net of tax) are primarily composed of integration-related activities, and are included in gross profit for the three months ended June 30, 2015. Costs of $95.4 million ($59.5 million net of tax) are primarily composed of integration-related activities, and are included in gross profit for the six months ended June 30, 2015.

Costs of $88.1 million ($55.0 million net of tax) are primarily composed of professional fees, integration-related activities and severance costs, and are included in selling, general and administrative expense for the three months ended June 30, 2015. Costs of $129.0 million ($80.5 million net of tax) are primarily composed of professional fees, integration-related activities and severance costs, and are included in selling, general and administrative expense for the six months ended June 30, 2015.

(5)	Charge related to a legal settlement of $60.0 million ($37.5 million net of tax) is included in selling, general and administrative expense for the six months ended June 30, 2015.
(6)	Debt redemption costs, which include write-off of discounts, write-off of deferred financing costs and interest accrued from February 25, 2016 to the redemption date incurred for the early redemption of senior notes, totaled $9.7 million ($6.1 million net of tax) and are included in interest expense for the six months ended June 30, 2016. Debt redemption costs, which include write-off of deferred financing fees incurred for the early repayment of the 2011 term loan, totaled $9.2 million ($5.7 million net of tax) and are included in interest expense for the three and six months ended June 30, 2015.
(7)	Provision for income taxes includes discrete tax benefits of $13.8 million and $33.5 million for the three and six months ended June 30, 2016, respectively, and discrete tax charges of $23.4 million and $25.7 million for the three and six months ended June 30 2015, respectively. The 2016 net discrete tax benefits and 2015 net discrete tax charges relate primarily to changes in unrecognized tax benefits.